EX-FILING FEES

Calculation of Filing Fee Tables

SC TO-I
(Form Type)

ABS LONG/SHORT STRATEGIES FUND
(Exact Name of Registrant as Specified in its Charter)

Table 1 to Paragraph (a)(7)

	Transaction Valuation	Fee rate	Amount of Filing Fee
Fees to Be Paid	-	$0.0001476	-
Fees Previously Paid	$54,729,494 (1)		$8,078.07
Total Transaction Valuation	$54,729,494
Total Fees Due for Filing			$8,078.07
Total Fees Previously Paid			$8,078.07
Total Fee Offsets			-
Net Fee Due			$0.00

(1)	Calculated as the aggregate maximum value of Shares being purchased. The fee of $8,078.07 was paid in connection with the filing of the Schedule TO-I by ABS Long/Short Strategies Fund (File No. 005-89250) on October 26, 2023 (the “Schedule TO”). This is the final amendment to the Schedule TO and is being filed to report the results of the offer.

Table 2 to Paragraph (a)(7)(2)

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims
Fee Offset Sources

(2)	Not Applicable.